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A transcript of a three-part interview given on November 15, 2015 by Gail Goodman, chief executive officer of Constant Contact, Inc., and Hari Ravichandran, chief executive officer of Endurance International Group Holdings, Inc. follows.

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance. Constant Contact expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters. INVESTORS OF CONSTANT CONTACT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONSTANT CONTACT, ENDURANCE AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Constant Contact with the SEC at the SEC’s website at www.sec.gov, at Constant Contact’s website at www.constantcontact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Investor Relations Department.

Participants in the Solicitation

Constant Contact, Endurance, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact’s stockholders in connection with the proposed merger. Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 Annual Meetings of Stockholders and their respective most recent annual reports on Form 10-K. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Constant Contact’s stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the transaction and the ability to consummate the transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements.

Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Constant Contact undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Constant Contact stockholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that Endurance may not receive the anticipated financing or financing on the terms expected; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; the possibility that the business of Constant Contact may suffer as a result of uncertainty surrounding the transaction or that Constant Contact may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; the risk that stockholder litigation or other legal proceedings in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; the possibility of the transaction involving unexpected costs, liabilities or delays; and other risks and uncertainties discussed in Constant Contact’s filings with the SEC, including the “Risk Factors” sections of Constant Contact’s most recent Quarterly Report on Form 10-Q for the period ended September 30, 2015 and most recent Annual Report on Form 10-K for the year ended December 31, 2014. If the transaction is consummated, Constant Contact’s stockholders will cease to have any equity interest in Constant Contact and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of Constant Contact are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

NECN CEO Corner

“Constantly Enduring International Contact”

Aired Sunday, November 15, 2015, 8:30 pm ET

Peter Howe:

They are two Massachusetts internet companies born in the World Wide Web revolution 20 years ago.

Survivors of the dot com death march and now Endurance International and Constant Contact are joining in a billion dollar deal. They want to host your website, reach your customers with Email they want to read and become the next great Constant and Enduring technology services giant.

Hear from the leaders of both companies, the deal, the vision and the challenges next on CEO Corner.

Good evening and welcome to CEO Corner, I’m NECN Business Editor, Peter Howe.

The companies are Endurance International Group and Constant Contact and they began cross promoting each other’s products last year and it looks like it went so well they are joining forces to create one huge company in a deal announced early this month, November, and joining me now are the two CEOs working together to make one big company.

Hari Ravichandran is Founder and CEO of Endurance International Group and Gail Goodman is CEO of Constant Contact. A two for one deal today thank you both so much for coming in.

Hari: Thanks for having us.

Gail: Great to be here.

Peter: So we gave the very short description of each company and I’d love to start off with both of you kind of talking more about who you are and what you do let’s maybe start Hari with Endurance

Hari: Happy to… So Endurance is a company that provides web presence services for small businesses. So really what that means is that if you are a small business and want to get started on the web, you want to get a website set up, you want to get Email domains, really start your journey on the internet, that’s what we started providing and as our company has grown and now we service 4 and a half million small and medium sized businesses it makes a lot of sense for us to help them find the next leg of their journey which is to help them grow their business, which is really why we are sitting here with Gail today and she’ll tell you about Constant Contact.

Peter: And I love that it’s not just website hosting but web presence which I imagine encompasses a whole lot more.

Hari: Yeah, so presence I guess the way you can think about it is to a small business means different things. It’s a very fragmented market, every small business is different. Somebody running a yoga studio, their needs for what they want to use on the web might be very different than an IT shop or a consulting business so the way we think about presence is basically whether it’s a simple mobile app to get you started on the web, if it’s a full-fledged website, if it’s a builder based site, if you need to manage some infrastructure on the web like dedicated servers etc. we want to basically provide that full spectrum of services.

Peter: Gail welcome back, we’ve had you on CEO Corner, we’ve had you on “twibb” here as well and I’m a satisfied customer; I get a lot of Constant Contact emails from different companies that are, you know, targeted interesting things I love to read but of course, email marketing is hardly all you do these days at Constant Contact.

Gail: Yeah, so we started in email marketing and it was all about helping those small businesses create and grow customer relationships. Well that is so much more than email now, it’s social, it’s mobile and we’ve really focused on going beyond that email to the next steps so if what you are telling people about is an Event, let them RSVP or register for that event. If you are trying to learn more from your customers, be able to get Survey responses and understand how you are doing and get Reviews. So trying to start with that outbound communication but then take it a whole step further

Peter: And we also hear you in your advertising talk about live coaching what goes into that?

Gail: Yeah, So much of small business, you know, you hear it all the time, they are wearing a million hats, most of them are not marketers by training. Take that Yoga instructor, she got into business because she loves yoga but now she figures out that oh, I have to learn about marketing. Or that IT Consultant, Marketing? Like, I don’t want to do marketing. So we figured out that the software is great but knowing how to market, you also need that just little coaching with a personal touch to successfully get the most out of our software. So everyone who comes to CTCT gets a coach totally free.

Peter: That’s excellent; I want to bring up a few facts and details some of which we alluded to but let’s begin with Endurance International Group:

Headquartered in Burlington MA

Company Founded in 1997

Currently more than 2700 employees

As Hari mentioned, about 4.5 million Customers

Revenues over $727 Million

And an incredible growth story including before this, 40 different companies that you have acquired over the years?

Hari: Yeah, so it’s been a good run for us. So, we’ve been around in Massachusetts since 97. We ‘ve been through the first boom bust cycle, rebuilt the business back in 2001 when things going a little awry, but the last 8 years or so we’ve seen this massive tailwind inside the small and medium sized business market.

Most of them want to get online not purely because they think it’s good to be online because their customers are demanding it. So if you think about somebody that had a car service company for example, they used to hand out business cards or coupons now they say, well, where is your website, do you have offers there, do you have a social presence … that’s what their customers are asking them and that really has propelled a lot of growth for us and in this fragmented market we have had some good success.

Peter: Really extraordinary to find a company that does not have an internet presence these days. I just want to bring up the comparable details about Constant Contact:

Headquartered in Waltham, MA right down route 128

Company founded in 1998

1,400 employees

More than 650,000 Customers

Revenues of more than $331 million

Which is how you get to a $1.1B deal, $1B+ company and um, Gail I certainly can see how these two companies are very complementary and you sort of come together and you offer a much wider range of internet based Services. Lets’ talk about the story of how it was you came together how this partnership and cross promotion led to saying, lets really make this much more than just helping each other out but going in together.

Gail: Well, maybe I’ll start and you [Hari] can fill in. So the two companies have known each other for a really long time, like since the 90s when we were both Massachusetts based companies trying to figure out how to reach the small business market and we actually had a CEO breakfast club where we would meet about once a quarter and compare notes. There were five different companies in Massachusetts, non-competitive but all going after that small business market. And through the years as we’ve known each other, we’ve always worked on that cross promotion. The first thing the small business does is get online. Presence is first, marketing is second and so we’ve always wanted to have a great partnership on the presence side and really over the last, I don’t know, 12 – 18 months, we found that with the team at Endurance.

Peter: Is there, maybe a good way into it is to ask Hari, is there a reason this deal is happening in November 2015 as opposed to a year ago, two years ago, five years ago?

Hari: Sure, yeah … I think a transaction of this size and scale with sort of a great large company that Gail and her team have built, to come together timing always plays a factor. I would say from our standpoint. We went public about two years ago so as a public company we’ve had to take some time to make sure the public market understands what our business does, what the core of it is, how exactly our M&A engine works and how that adds more growth to the business overall so to be able to consummate a transaction of this Size and scale, this seemed to be the best timing and certainly from a customer standpoint when we’ve reached critical mass I’d say 4+ million customers, now it feels to us that even if a small fraction of them end up taking us up on the Constant Contact product offering and get that integrated in, that creates a good size and a good amount of synergy between the two companies

Peter: It’s not great television graphics but if you did the Venn diagram of your 4M and Gail’s 650,000, how much overlap is there between them?

Hari: It’s actually pretty, ah, intent to buy is very high … a lot of customers want to go out and do Email marketing, they almost think about it as web presence being ubiquitous. like everybody needs to have a website as you’ve said and the next thing they all need is marketing, now how many have actually taken the leap within our customer base is still a pretty small number which is why we think integrating the products together and bringing it together so they can use it very easily and get onboarded easily is a huge opportunity for the combined companies.

Peter: So does this company move all under one roof or does CTCT remain in Waltham as kind of a brand or division of Endurance?

Hari: So it’s still TBD, ah in Massachusetts Constant Contact has a bigger presence than we do… we are about 200 some odd folks out of Burlington, it’s more our corporate facilitates and Constant Contact has a fantastic sort of set up in Waltham. So we are still working through the logistics of exactly who goes where but we will definitely still be Massachusetts based and we will still keep the Constant Contact facility. The rest of it we are working through.

Peter: And how would you, Gail, talk about the culture of these two companies and the ways that they are similar, what will be some of the interesting challenges or benefits of combining the cultures of the two organizations?

Gail: So I’d say the anchor of similarity is this focus on the small business and really caring about driving small business success. One of the things that gave me so much confidence about doing this was when you look at the two companies’ core values next to each other … Our first core value is “Customers First. Always.” theirs was “Customers First” Like, that’s pretty good.

Peter:

Soon they are going to add “Always.” (laughter)

Gail: We’ll work on ‘em… we’ll work on ‘em.

Gail: So that ‘customer first, focus on the small business” is where we totally match and then I think that there are places where we are different that actually give both companies opportunities to learn. So I’d say that the Endurance brands have been much more do it yourself, no low touch customer care, so they are there when you need them but nothing proactive. We have been much more focused on that, everybody gets a coach, proactive care, making sure every customer knows when they sign up that we are there to help. I think that will add some value to their products. I think there are some segments of email marketing that a lower touch model would be helpful for.

Peter: Excellent, we should go to a quick break and when we come back we hear a lot about how Massachusetts can’t keep big headquarters companies and they hope this will be one that is constant and enduring in the Bay State and we’ll talk more about that after our break.

NECN CEO Corner

“Building Business in the Bay State”

Aired Sunday, November 15, 2015, 8:30 pm ET

Peter Howe:

Welcome back to CEO Corner, Peter Howe here with Hari Ravichandran CEO of Endurance International Group and Gail Goodman, Constant Contact CEO. Two companies that are merging, great survivors of the Route 128 Internet belt to become a billion dollar company. As I alluded to before the break, there is this image or perception that Massachusetts can’t hold onto great technology companies, that they get to a certain size and they get taken over by somebody and the Headquarters and the decision making move somewhere else.

Gail, the plan is that you will move on at some point after this transaction to the next great part of your very interesting life and I’d like to ask you Hari … How do you see pulling this off, this company growing and being a billion dollar, really anchor company of the whole 128 technology highway area?

Hari: Yes, as we’ve scaled up and as we’ve grown our company, what we have always thought about is a global footprint with sort of a local presence so we think about the best and the brightest. They don’t just exist in Massachusetts; they exist all over the world, not just in the US. WE have offices in Brazil, we have offices in India.

So if you can figure out a structure or sort of a distributed system where you can create your org around the best and the brightest at the best skill set and levels that they are at being able to contribute to the overall enterprise from wherever they are located then your headquarters shouldn’t matter quite as much and we love Massachusetts, I’ve been here 20+ years now and it’s been working really well to get to scale. Where we are at now we think that the same model can expand further. Gail certainly expanded her offices to other parts of the US and thinking about international as well. So I see absolutely no reason why anything should move out of Massachusetts and keep building on the success that we’ve had so far.

Peter: As we know, fantastic universities, great talent pool, a little expensive for housing but there is this great kind of technology software ecosystem, to use one of my producer’s favorite words, and Gail what would you say, if you were doing a kind of a strengths / weaknesses /opportunities /threat analysis of Massachusetts as a place to grow and build a company and have it turn big… what is working and what are challenges that you would encourage policy makers to address around that?

Gail: So certainly on the strength side is the talent pool and I would say while, as our Massachusetts companies feel a lot of competition for talent that it is nothing like the craziness that goes out on the west coast. So we are able to keep talent, grow talent and I think that the talent is more loyal here than elsewhere… not that any talent isn’t very mobile in this economy. If I talked about challenges, certainly you’ve mentioned housing costs, I would also say that our public transit infrastructure is horrible compared to what it could be.

Peter: Sounds like somebody who drives up and down 128 every day.

Gail: Or worse, into the innovation district, yeah. (laughter)

Peter: Hari, what would you add to that list of things that are working and things that are challenges.

Hari: Yeah, look I think that as companies get bigger, state tax policies or something that companies would look at to get some benefits /advantages etc… which again, there is nothing particular in Massachusetts that is appealing, there is nothing that is particularly bad either. but there is not something that sort of drags people in. I would certainly say that the other segment is basically being able to have things that are set up not just locally in the city a lot of the talent does exist but a lot of the talent sometimes doesn’t want to move out of Cambridge into other suburbs so certainly the transit part of it and making it easier to get back and forth to different locations would be another big benefit also.

Peter: An issue that comes up a lot talking about greater Boston vs. Silicon Valley is this whole issue around non-competes and I’d love to hear your thoughts on what you would encourage legislators to do or not do around enforcing non-competes, people moving from company to company

Hari: Yeah, so I think for companies to be able to grow and evolve you want to make sure there is a good retention of talent within the company while at the same time you have the ability to attract talent from elsewhere and bring that learning within your company. Now, it’s a fine balance between making sure that you are not letting folks that are learning everything they can within your company and then going off and working for the competition, while at the same time you don’t want it to be so cumbersome that when people go into tangential industry, sort of something sideways, because tech is big, everything is tech, so you can’t say ok well you worked in tech so that makes it competitive for you to work at this other tech company. So I think in Silicon Valley sometimes we find that it’s a very gray line where you can’t actually tell what is actually tangential and what is actually different enough that somebody can jump from one spot to the other. We haven’t faced that in Massachusetts quite as much but it’s certainly something for people to keep in mind.

Peter: What would you potentially add to that Gail?

Gail: Yeah, I don’t have a lot to add to that, I think that the place that really matters is very much at the top of an organization where there really are well understood trade secrets and practices that you don’t want to carry to an immediate competitor. I think as long as, and we’ve certainly been this way at Constant Contact, you keep a fairly narrow definition of what is the competition. Encouraging innovation is really important to economic growth and there is tons of room to innovate in adjacencies that are not directly competitive.

Peter: And so many companies that don’t look like they are directly competitive or directly related now and 12 months from now things change a lot.

We should go to one more break, when we come back lots of companies got started in the internet space in the 1990’s and not a whole lot survived, they did, how did they do it and also what comes next?

After our break…

NECN CEO Corner

“A Future Joining Forces”

Aired Sunday, November 15, 2015, 8:30 pm ET

Peter Howe:

Welcome back to CEO corner, we’ve been talking with Hari Ravichandran, the CEO of Endurance International and Gail Goodman, from Constant Contact. They are merging to create a great new internet company based right here in Massachusetts and I love going all the way back to the very beginning . Roving software way back when, and BizLand.com back in the 1990s. As I alluded to we saw so many companies be formed, lots of great ideas in the 1990s, it’s kind of unusual to find a company that has survived 20 years, how have you done it?

Hari: You know it’s funny, when we first started, I honestly thought it was a 2 year journey… this is when I was 20 years old so this was in 1997, the password on all our servers used to be “retire.22” so we thought we would be in it . so it was a dot.com boom time frame and I thought that we would be in it for a little while and something big would happen and that would be that but over 17 years, I guess the thing that we’ve learned as a company is that you really have to be gritty, you have to be tenacious you have to be sure that you are following through on stuff for a long period of time. You learn a lot when the environment changes so you have to be humble and really have to be hungry for your business so you take these three or four things that are key tenants for us and you apply it to the business and you see that if you give it enough time and the environment and the landscape changes and good things can come over time.

Peter: Gritty, Tenacious, Adaptable . that’s a great list, what might you add to that Gail?

Gail: Yeah, so those were some of the very same words that were going through my mind and then I would just say really understanding how to find and keep customers so customer retention critical element of both of our businesses… so really understanding how to create sustainable business model not just great technology.

Peter: I want to be sure to ask Gail, at the risk of embarrassing you, we know you as one of the great leaders of women in technology in Massachusetts, somebody who has been so visible and done so much in so many areas… What comes next for you after you move on after this transaction goes through?

Gail: Well, first very focused on just making sure that the team and our customers all find a really great home at Endurance and that we just really make that just a home run so I think that is going to keep me busy for a little bit. and then after that, I don’t know I can’t imagine being out of tech, I can’t imagine being out of Massachusetts, so let’s just put those two things on the table and we’ll just figure it out as we go.

Peter: Executive in residence at a VC firm or looking for the next great ideas?

Gail: Well, I definitely love working with young entrepreneurs. I don’t know what form that is going to take but my calendar hasn’t allowed a lot of mentoring, but I have mentored a few young entrepreneurs … a few women in particular and I could see finding a way to do that more often and in more depth.

Peter: Excellent… and Hari, I’d love to come back to the integration of these companies and some of the things you are focusing on in the next 12 – 24 months to make sure this is a really great transaction and the incredible potential of combining these two companies comes to fruition.

Hari: Yeah, absolutely, so I think from our standpoint as Gail has mentioned earlier, there are a lot of strengths in the team that Gail has built and in the platform that she has built over the many years. Some of them are a lot of focus on product. I think that the product muscle at Constant Contact is a lot stronger than the product muscle at Endurance. We have been a really good integrator, we have been very good at providing a lot of services to our customers but with this skillset we have an opportunity to kind of build up that muscle quite a bit. I think getting the product that Gail and her team have built in to the hands of 4.5 million customers that is growing day by day I think that is another really interesting and exciting thing for us to get that reach for that product out to folks. Culturally making sure that people feel safe, secure and feel like they know exactly which way we are going and how the company is focused . that is another big area of the integration. But it is something that we take very seriously, we are very thoughtful about it we want to make sure that when we come to the tail end of it everybody has had a very pleasant and transparent experience.

Peter: Great, well Constant Contact … Endurance International … looks like a lot of great things to come after 20 great years already. Gail and Hari thanks so much for coming in.

Hari: Thanks for having us

Gail: Great to be here